UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15 (d) of the

 Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 14, 2004

Naturade, Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-7106-A	23-2442709
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14370 Myford Road, Irvine, California 92606

(Address of principal executive offices) (Zip Code)

714-573-4800

(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Item 5.              Other Events

On April 14, 2003, Naturade, Inc (the “Company”) entered into a loan agreement (the “Loan Agreement”) with Health Holdings & Botanicals, LLC, a principal stockholder of the Company, and certain other lenders (the “Lender Group”), pursuant to which the Lender Group has agreed to lend the Company $450,000 and, subject to the discretion of the Lender Group, up to an additional $300,000.  All advances under the Loan Agreement bear interest at the rate of 15% per annum, are due on December 31, 2004, are secured by substantially all of the assets of the Company, and are subordinated to the Company’s indebtedness to Wells Fargo Business Credit, Inc. (“Wells Fargo”).  The advances under the Loan Agreement will be used by the Company for working capital and general corporate purposes

On April 14, 2004, the terms of the Loan Agreement were modified by the joinder of Bill D. Stewart, the Chief Executive officer of the Company, as a member of the Lender Group, subject to all of the terms and conditions of the Loan Agreement.

Further, on April 14, 2004, the Lender Group advanced an additional $200,000, of which Bill D. Stewart advanced $100,000, to the Company for working capital purposes.  Under the Loan Agreement, an additional $100,000 remains available to advance at the discretion of the Lender Group.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

(c)        Exhibits.

Exhibit Number	Description
10.46	Joinder to Loan Agreement of Naturade, Inc. dated as of April 13, 2003 by and among Bill D. Stewart and the lenders listed therein.
10.47	Subordination Agreement as of April 14, 2004 by Bill D. Stewart for the benefit of Wells Fargo Business Credit, Inc.
10.48	Secured Promissory Note for $100,000 by Naturade, Inc. payable to Bill D. Stewart, dated April 14, 2004.
10.49	Secured Promissory Note for $100,000 by Naturade, Inc. payable to Health Holdings & Botanicals, LLC, dated April 14, 2004.

The information in this Current Report on Form 8-K, including exhibits, will not be treated as “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section.  This information will not be incorporated by reference into a filing under the Securities Act of 1933, or into another filing under the Exchange Act, unless that filing expressly refers to specific information in this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURADE, INC.

Dated: April 22, 2004	By:	/s/ Stephen M. Kasprisin
Stephen M. Kasprisin
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
10.46	Joinder to Loan Agreement of Naturade, Inc. dated as of April 13, 2003 by and among Bill D. Stewart and the lenders listed therein.
10.47	Subordination Agreement as of April 14, 2004 by Bill D. Stewart for the benefit of Wells Fargo Business Credit, Inc.
10.48	Secured Promissory Note for $100,000 by Naturade, Inc. payable to Bill D. Stewart, dated April 14, 2004.
10.49	Secured Promissory Note for $100,000 by Naturade, Inc. payable to Health Holdings & Botanicals, LLC, dated April 14, 2004.